Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                              LENSCARD CORPORATION


      FIRST: The name of the Corporation is LensCard Corporation (hereinafter the "Corporation").

      SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at the address is The Corporation Trust Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

      FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 12,000,000 shares, consisting of 9,250,000 shares of Common Stock, each having a par value of one-tenth of one cent ($0.001), and 2,750,000 shares of Preferred Stock, each having a par value of one-tenth of one cent ($0.001). The powers, designations, preferences and relative, participating, optional and other rights of the Preferred Stock shall be provided for in a resolution or resolutions adopted by the Board of Directors and set forth in a certificate of designations executed, acknowledged and filed as provided in Section 151(g) of the GCL, amending this Article FOURTH.

      FIFTH: The name and mailing address of the Sole Incorporator is as follows:

Name                                        Address

C. Dickinson Hill                           12400 Wilshire Blvd., Suite 700
                                            Los Angeles, CA 90025-1026

      SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

      (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

      (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

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      (3) The number of  directors of the  Corporation  shall be as from time to time fixed by, or in the manner provide in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

      (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

      (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

      SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

      EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein states are true, accordingly have hereunto set my hand this 21st day of November, 2002.

                                            /s/ C. Dickinson Hill
                                            ------------------------------------
                                            C. Dickinson Hill
                                            Sole Incorporator